MANAGEMENT AGREEMENT

AlphaCentric Advisors LLC

Exhibit

Dated: November 19, 2015

Fund	Percentage of Average Daily Net Assets
AlphaCentric Smart Money Fund	1.25%
AlphaCentric Asset Rotation Fund	1.25%
AlphaCentric Income Opportunities Fund	1.50%
AlphaCentric Bond Rotation Fund	1.25%
AlphaCentric/IMFC Managed Futures Strategy Fund	1.75%

Mutual Fund Series Trust

By: /s/ Tiberiu Weisz

Print Name: Tiberiu Weisz

Title: Trustee

AlphaCentric Advisors LLC

By: /s/ Jerry Szilagyi

Print Name: Jerry Szilagyi

Title: Member